Exhibit 4.16

CELESTICA INC.

DIRECTORS’ SHARE COMPENSATION PLAN

1.                                      Each director of Celestica Inc. (the “Corporation”) who is not an employee of the Corporation or any of its subsidiaries or of Onex Corporation (an “Eligible Director”) shall be entitled to make an annual election (a “DSU Election”), on or before the last business day of the calendar year preceding the calendar year that includes the date of the annual meeting of shareholders of the Corporation (the “Annual Meeting”), to be paid either 50% or 100% (the “DSU Election Percentage”) of the aggregate of the annual retainer fees (“Annual Retainer Fees”) and meeting and travel fees (“Meeting Fees”) (collectively,  the “Annual Compensation”)  payable to such Eligible Director for services rendered in respect of the period commencing on the date of the Annual Meeting and ending on the date of the subsequent Annual Meeting (the “Compensation Period”) in deferred share units (each a “DSU”).  Subject to the terms of this Plan, each DSU shall entitle such Eligible Director to receive, in accordance with either paragraph 10 or paragraph 12,  a subordinate voting share of the Corporation (a “Share”) or a cash payment equal to the value of a Share following the date, subject to paragraph 16, on which the Eligible Director is no longer any of the following: (i) a director of the Corporation; (ii) an employee of the Corporation; or (iii) a director or employee of any corporation that does not deal at arm’s length with the Corporation (the “Retirement Date”).

2.                                      An individual who becomes an Eligible Director during a Compensation Period shall be entitled to make a DSU Election and select a DSU Election Percentage to apply in respect of Annual Compensation payable in respect of fiscal quarters of the Compensation Period that commence after the date such DSU Election is made.  A DSU Election made under this paragraph 2 shall not be effective in respect of the Eligible Director’s Annual Compensation for the Compensation Period in which the individual becomes an Eligible Director if: (i) such election is not made within 30 days after the individual becomes an Eligible Director; or (ii) to the extent required by Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”), the individual previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code.

3.                                      If an Eligible Director does not make a DSU Election in accordance with paragraph 1 or 2, as applicable, his or her DSU Election Percentage for the Compensation Period or portion thereof, as applicable, shall be deemed to be 100%.

4.                                      In addition, each Eligible Director, upon becoming an Eligible Director, shall receive a number of DSUs (the “Initial Grant”) equal to the product of: (i) the aggregate amount (in U.S. dollars) of the four Quarterly Equity Awards (as defined below) to be granted to Eligible Directors (other than an Eligible Director who holds the office of Chair of the Board (as defined below)) for the fiscal year of the Corporation that includes the date on which the individual becomes an Eligible Director, multiplied by (ii) 150%, divided by (iii) the closing price of the Shares on the New York Stock Exchange (or such other stock exchange on which the Shares are listed if they are not listed on the New York Stock

Exchange)  (the “NYSE”)  on the last trading day of the fiscal quarter immediately preceding the date on which the individual becomes an Eligible Director.

5.                                      As well, the Board of Directors of the Corporation (the “Board”) shall, from time to time,  determine an amount,  expressed in U.S.  dollars,  that shall be allocated to an Eligible Director for each fiscal quarter of the Corporation for purposes of calculating the number of DSUs to be provided to such Eligible Director under paragraph 8 (the “Quarterly Equity Award”).  Quarterly Equity Awards shall be granted to each Eligible Director as of the last day of each fiscal quarter on which the Eligible Director continues as a director of the Corporation and is not an employee of the Corporation or any of its subsidiaries or of Onex Corporation in connection with the services provided by the Eligible Director to the Corporation as a member of the Board. In the event that an Eligible Director ceases to be an Eligible Director during a fiscal quarter, the Eligible Director shall receive a pro rated portion of the Quarterly Equity Award that reflects the Eligible Director’s actual period of service as an Eligible Director from the commencement of the applicable fiscal quarter to the date the Eligible Director ceases to be an Eligible Director (the “Termination Date”).

6.                                      Annual Retainer Fees are paid to Eligible Directors quarterly, in arrears.  The number of DSUs that an Eligible Director shall be entitled to receive in lieu of each instalment of the Annual Retainer Fee payable to such Eligible Director shall be equal to the product of: (i) the total amount of such instalment,  or,  in the event that an Eligible Director’s Termination Date occurs during a fiscal quarter, a pro rated amount of such instalment that reflects the Eligible Director’s actual period of service as an Eligible Director from the commencement of the applicable fiscal quarter to the Eligible Director’s Termination Date, multiplied by (ii) the DSU Election Percentage, divided by (iii) the closing price of the Shares on the NYSE on the last trading day of the fiscal quarter in respect of which the instalment is to be paid or, in the event that the Eligible Director’s Termination Date occurs prior to the end of a fiscal quarter, such price on the last trading day of the immediately preceding fiscal quarter.  Such DSUs shall be credited to the Eligible Director’s Account (as defined below) as of the last day of the applicable fiscal quarter or, in the event that the Eligible Director’s Termination Date occurs prior to the end of such fiscal quarter, as of the Eligible Director’s Termination Date.  If a quarterly instalment of Annual Retainer Fees includes a portion of the Annual Retainer Fee payable in respect of two Compensation Periods, and the proportion of the Annual Compensation elected by an Eligible Director to be paid in DSUs differs between the Compensation Periods, then the amount of cash and number of DSUs to be paid to such Eligible Director shall be determined separately for each of the part Compensation Periods included in such fiscal quarter, otherwise in accordance with this paragraph.

7.                                      The number of DSUs that an Eligible Director shall be entitled to receive in lieu of Meeting Fees payable to such Eligible Director for each meeting during such Compensation Period shall be equal to the product of: (i) the total amount of such Meeting Fees, multiplied by (ii) the DSU Election Percentage, divided by (iii) the closing price of the Shares on the NYSE on the last trading day of the fiscal quarter that includes the date of such meeting in respect of which the Meeting Fees are payable or, in the event that the Eligible Director’s Termination Date occurs prior to the end of a fiscal quarter, such price on the last trading day of the immediately preceding fiscal quarter.  Provided the Eligible Director remains an Eligible Director on the applicable meeting date, such DSUs shall be credited to the Eligible Director’s Account (as defined below) as of the last day of the fiscal quarter that includes the date of such meeting in respect of which the Meeting Fees are payable, or, in the event that the Eligible Director’s Termination Date occurs prior to the end of such fiscal quarter, as of the Eligible Director’s Termination Date.

8.                                      Quarterly Equity Awards are to be paid in the form of DSUs. The number of DSUs that an Eligible Director shall be entitled to receive in respect of a Quarterly Equity Award shall be equal to the product of: (i) the total dollar amount allocated to such Eligible Director under paragraph 5 for the relevant quarter, or, in the event that an Eligible Director’s Termination Date occurs during a fiscal quarter, a pro rated amount of such allocation that reflects the Eligible Director’s actual period of service as an Eligible Director from the commencement of the applicable fiscal quarter to the Eligible Director’s Termination Date, divided by (ii) the closing price of the Shares on the NYSE on the last trading day of the fiscal quarter in respect of which the allocation is to be made or, in the event that the Eligible Director’s Termination Date occurs prior to the end of a fiscal quarter, such price on the last trading day of the immediately preceding fiscal quarter. Such DSUs shall be credited to the Eligible Director’s Account as of the last day of the applicable fiscal quarter or, in the event that the Eligible Director’s Termination Date occurs prior to the end of such fiscal quarter, as of the Eligible Director’s Termination Date.

9.                                      The Corporation shall keep or cause to be kept records for each Eligible Director, including an account (the “Account”) showing the number of DSUs, determined in accordance with paragraphs 4, 5, 6, 7 and 8, and in each case rounded to two decimal places, that the Eligible Director has been granted. A written confirmation of the balance in each Eligible Director’s Account shall be provided by the Corporation to the Eligible Director at least annually, but the Corporation shall have no obligation to issue any certificate or other instrument evidencing the DSUs. An Eligible Director shall not be entitled to any DSUs granted as part of an Eligible Director’s Initial Grant that are forfeited and cancelled in accordance with paragraph 11, and all such DSUs shall cease to be recorded in the Eligible Director’s Account effective as of his or her Retirement Date.

10.                               Subject to paragraphs 11 and 12, on the date that is forty-five (45) days following the Eligible Director’s Retirement Date or the following business day if such forty-fifth (45th) day is not a business day (the “Valuation Date”), or as soon as practicable thereafter (but in all cases within ninety (90) days following the Eligible Director’s Retirement Date), the Corporation, through its Share Plan Administrator, shall deliver to the Eligible Director the number of Shares that equals the number of DSUs in the Eligible Director’s Account on the Valuation Date, less such number of Shares the value of which is required to satisfy applicable withholding taxes and source deductions.  The Administrator shall, in accordance with the instructions of the Eligible Director or the Eligible Director’s legal representative, as applicable, deliver to the Eligible Director or the Eligible Director’s legal representative, as applicable, a certificate representing such Shares, or credit such Shares to an account with a broker in the name of the Eligible Director or the Eligible Director’s legal representative, as applicable, as soon as practicable thereafter.

11.                               Each Initial Grant shall vest and become eligible for settlement in accordance with paragraph 10 as follows:

(a)                                 if an Eligible Director’s Retirement Date is less than 12 months after the date on which he or she becomes an Eligible Director, all of the DSUs comprising such Eligible Director’s Initial Grant shall be forfeited and cancelled as of such Eligible Director’s Retirement Date;

(b)                                 if an Eligible Director’s Retirement Date is at least 12 months but less than 24 months after the date on which he or she becomes an Eligible Director, one-third (1/3) of the DSUs comprising such Eligible Director’s Initial Grant shall vest and the remaining two-thirds (2/3) of such DSUs shall be forfeited and cancelled as of such Eligible Director’s Retirement Date;

(c)                                  if an Eligible Director’s Retirement Date is at least 24 months but less than 36 months after the date on which he or she becomes an Eligible Director, two-thirds (2/3) of the DSUs comprising such Eligible Director’s Initial Grant shall vest and the remaining one-third (1/3) of such DSUs shall be forfeited and cancelled as of such Eligible Director’s Retirement Date;

(d)                                 if an Eligible Director’s Retirement Date is at least 36 months after the date on which he or she becomes an Eligible Director, all of the DSUs comprising such Eligible Director’s Initial Grant shall vest as of such Eligible Director’s Retirement Date;

(e)                                  notwithstanding subparagraphs 11(a) through (d) above, in the event of a “Change in Control” for purposes of the Long Term Incentive Plan of the Corporation, all of an Eligible Director’s Initial Grant will vest as of such Eligible Director’s Retirement Date, where the Eligible Director has ceased to be a member of the Board as a result of such Change in Control.

No Shares or payment of any kind shall be provided to an Eligible Director or any person claiming through an Eligible Director in respect of any portion of the Eligible Director’s Initial Grant that does not vest as provided in this paragraph 11.

12.                               The Corporation shall have the right, in its sole discretion, to pay all or a portion of the value of an Eligible Director’s DSUs to the Eligible Director or the Eligible Director’s legal representative, as applicable, in a lump sum cash payment in an amount equal to the product obtained by multiplying the number of DSUs in the Eligible Director’s Account on the Valuation Date by the closing price of the Shares on the NYSE (or, if the Shares are not listed on the NYSE, then on the over the counter market, or, if the Shares are not listed on the over the counter market, the fair market value of the Shares as determined by the Board in good faith) on the Valuation Date, less applicable withholding taxes and source deductions, and shall do so if there is no public market for the Shares.  Such lump sum payments shall be made on the Valuation Date, or as soon as practicable thereafter (but in all cases within ninety (90) days following the Eligible Director’s Retirement Date).

13.                               Each Eligible Director who receives Shares under this Plan shall comply with all applicable securities regulations and policies of the Corporation relating to the purchase and sale of Shares.

14.                               In the event of a (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for shares of the Corporation which if successful would entitle the offeror to acquire all of the shares of the Corporation or all of one or more particular class(es) of shares of the Corporation to which the offer relates, (v) sale of a material portion of the assets of the Corporation, (vi) arrangement or other scheme of reorganization (a “Reorganization”) or proposed Reorganization, or (vii) an increase or decrease in the outstanding Shares as a result of a stock split, consolidation, subdivision, reclassification or recapitalization but, for greater certainty, not as a result of the issuance of Shares for additional consideration, by way of a stock dividend or other distribution in the ordinary course or as a result of a rights offering, the Corporation may adjust the Account of each Eligible Director in such manner as the Corporation determines, in its discretion, is equitable to reflect such event. The adjustment so made by the Corporation, if any, shall be conclusive and binding for all purposes of this Plan, and Eligible Directors (and any person claiming through an Eligible Director) shall have no other rights as a result of any change in the Shares or of any other event.

15.                               The Corporation may amend or terminate the Plan in whole or in part at any time as it deems necessary or appropriate, but no such amendment or termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to DSUs to which the Eligible Director is then entitled under the Plan.  Notwithstanding the foregoing, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision.

16.                               The Corporation intends that the Plan comply with the requirements of section 409A of the Code, insofar as this Plan pays benefits that are subject to taxation under the Code that are subject to section 409A of the Code, and intends to administer the Plan accordingly.  If any one or more provisions of the Plan may be interpreted to comply with, or be exempt from, Section 409A of the Code, then such provision(s) shall be so interpreted. For greater certainty, notwithstanding anything in the Plan to the contrary, with respect to all Plan benefits payable to or with respect to an Eligible Director (if any Plan benefits payable to or with respect to that Eligible Director are subject to taxation under the Code and are subject to section 409A of the Code), “Retirement Date” shall mean the date on which the Eligible Director has experienced a “separation from service” as defined in Section 409A of the Code and applicable regulations and guidance thereunder such that it is reasonably anticipated that no further services will be performed and provided that, in any event, all payments under the Plan to Eligible Directors who are subject to taxation under the Code shall be made in compliance with Section 409A of the Code.

17.                               The Board shall have full power and authority,  subject to the provisions hereof, to construe and interpret the Plan. The Board’s decisions, determinations and interpretations shall be final, conclusive and binding on all past, present and future Eligible Directors and all other persons, if any, having an interest herein. Neither the Board nor its members shall be liable for any action, omission or determination made in good faith with respect to the Plan.

As amended July 25, 2013